Exhibit 10.12

EGI Employment Contract with Tamer Muftizade
effective January 1, 2006

Eastern Goldfields, Inc.

1660 Hotel Circle North, Suite 207	8 Streak Street
San Diego	P 0 Box 820
California 92108-2808	Nelspruit 1200
USA	South Africa
Tel: +1 (619) 280 8000	Tel: +27 (13) 753 3046
Fax: +1 (619) 280 8001	Fax: +27 (13) 752 6978
e-mail: info@easterngoldfields.com	e-mail: info@easterngoldfields.com

10 January 2006

Mr HT Muftizade

2 Simmonscourt

Anglesea Road

Ballsbridge

Dublin 4

Ireland

Dear Mr Muftizade

EMPLOYMENT CONTRACT

This letter serves to confirm the terms and conditions of your employment with Eastern Goldfields, Inc., ("the Company") a corporation registered in Nevada, USA.

Designation and Title

You are hereby appointed as Chief Financial Officer of Eastern Goldfields, Inc. with effect from 1 January 2006.

Duties and Responsibilities

Upon your appointment, you agree to devote your best effort and skills to the interests of the Company and the enhancement of its business. You will tender such services as are necessary and desirable to protect and advance the best interests of the Company acting, in all instances, under the supervision and in accordance with the policies set by the Board of Directors.

As Chief Financial Officer you will be responsible for the financial and accounting matters relating to the Company. This includes compliance with the generally accepted accounting practices in the USA and South Africa and any other jurisdiction in which the Company may operate. You will also be responsible for ensuring compliance with the listing requirements of the Company in the jurisdictions where it is listed. Your responsibilities will also extend to providing advice to the Board in planning strategic direction of the Company and to participate in corporate presentations and fund raising activities as and when required. As Chief Financial Officer you will report to the President and Chief Executive Officer of the Company.

Directors: M McChesney (President and CEO), I-IT Mutfizade (Chief Financial Officer), Dr WM Steer, R McDermott, MPA Emery

- 2 - Remuneration and Benefits

Remuneration and Benefits

As compensation for the services rendered, the Company will pay you a total remuneration package of US$10,000 per month in arrears. In addition the Company will reimburse you for any extraordinary travel which may be required on behalf of the Company and all reasonable expenses incurred in the performance of your duties provided these are approved by the President and Chief Executive Office on behalf of the Board.

Annual Leave

During the term of this contract you will be entitled to 4 weeks paid vacation leave for each completed year of service. Such leave may be accumulated provided that at least two weeks leave is taken each year and that accumulated leave may not be increased beyond ten weeks.

Term of Employment

This employment contract shall commence on 1 January 2006 and continue for a period of 3 years until 31 December 2008. Prior to date of termination, should (i) either party wish to terminate this contract, or (ii) the Company wish to extend the contract term, notice shall be given in writing at least 90 days prior to such termination. In the case of termination, notice is required to be given by either party. In the case of extension, notice is required to be given by the Company.

Confidentiality

You understand and acknowledge that you may obtain confidential information in the performance of your duties. All matters relating to the affairs of the Company are to be regarded as strictly confidential and you are not permitted to discuss the affairs of the Company with the press or outside parties without prior permission of the Board of Directors. In the event you are required by law or a court order to disclose any such Confidential Information, you shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which in your opinion requires such disclosure and, if the Company so elects, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

This letter constitutes the entire agreement between the Company and yourself with respect to your employment. Please signify your approval and acceptance of the above terms by signing confirmation thereof.

Yours faithfully

/S/

M McCHESNEY

President and Chief Executive Officer

I, Hakki Tamer Muftizade confirm that I accept the terms and conditions set out in this letter.

/S/	15 FEBRUARY 2006
H T MUFTIZADE	DATE

Directors: M McChesney (President and CEO), HT Mutfizade (Chief Financial Officer), Dr WM Stear, R McDermott, MPA Emery